SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF THE

                       SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported):  November 9, 2004

                           Timberland Bancorp, Inc.
           (Exact name of registrant as specified in its charter)

          Washington                 0-23333                91-1863696
---------------------------        -----------          ------------------
State or other jurisdiction        Commission           (I.R.S. Employer
Of incorporation                   File Number          Identification No.)



624 Simpson Avenue, Hoquiam, Washington                        98550
---------------------------------------                      ----------
(Address of principal executive offices)                     (Zip Code)



       Registrant's telephone number (including area code) (360) 533-4747


                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition
-----------------------------------------------------

     On November 9, 2004, Timberland Bancorp, Inc. issued its earnings release for the quarter ended September 30, 2004. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.


Item 9.01. Financial Statements and Exhibits
--------------------------------------------------------------------------

     (c)    Exhibits

     99.1   Press Release of Timberland Bancorp, Inc. dated November 9, 2004

                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   TIMBERLAND BANCORP,INC.


DATE:  November 10, 2004           By: /s/ Dean J. Brydon
                                      --------------------------------
                                      Dean J. Brydon
                                      Chief Financial Officer

                                  Exhibit 99.1

==============================================================================
                  PRESS RELEASE: FOR IMMEDIATE PUBLICATION
         For further information contact:  Michael R. Sand, President
                              Dean Brydon, CFO
                              At (360) 533-4747
==============================================================================


        Timberland Bancorp, Inc. Announces Fourth Quarter Earnings
                 * Loan Portfolio Increases by $10.5 Million During Quarter
                 * Net Interest Margin increases to 4.92% for Quarter
                 * Deposits Increase by $12.0 Million During Quarter
                 * Non-Performing Asset Ratio Decreases by 32% During Quarter
                 * Acquisition of 7 Branches Closes in October


HOQUIAM, Wash. - November 9, 2004 - Timberland Bancorp, Inc. (Nasdaq: TSBK), ("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.33 million, or $0.36 per diluted share, for the quarter ended September 30, 2004. This compares to $0.36 per diluted share that the Company
earned for the quarter ended September 30, 2003.   Income for the quarter
ended September 30, 2004 was reduced by approximately $143,000 ($94,000 net of income tax) when compared to the same quarter in the prior fiscal year due to expenses associated with the Venture Bank branch acquisition and the addition to loan loss reserves as a consequence of loan growth.

"During the quarter our efforts were focused on taking advantage of an improving Northwest economy by growing our loan portfolio and deposit base while preparing for the acquisition of seven branch offices formerly owned by Venture Bank," stated President Michael Sand. "The increase in the Bank's loan portfolio combined with an increase in non-interest bearing and NOW accounts supported an escalation in the net interest margin to 4.92%. We were also successful in decreasing the non-performing assets ratio by 32% to 0.40% of assets."

Branch Acquisition
On October 9, 2004 Timberland completed the acquisition of seven branch offices and related deposits in three Western Washington counties from Venture Bank. Timberland acquired approximately $86 million in deposits, which represents a 27% increase in its deposit base. In addition, Timberland acquired real estate, branch infrastructure, and employees for seven offices in Toledo, Winlock, Elma, Montesano, Hoquiam, Aberdeen and Panorama City. "This acquisition complements our branching strategy and is a very good fit for us, adding additional branches, a solid customer base, productive employees and stable low-cost deposits," said Sand. "The branch locations offer an ideal mix of in-market offices and new territory. Five of the branches are located within our existing geographic footprint and show solid
prospects for generating operating synergies with our current system.   The
offices acquired in Hoquiam and Montesano will be consolidated with existing
Timberland locations.   The branches in Toledo and Winlock allow us to expand
into Lewis County. Entering this new market reflects the commitment to our community banking philosophy, where decisions are made locally, and community involvement is encouraged."

Of the approximately $86 million in acquired deposits, 56% are in N.O.W. checking, savings, and money market accounts, 16% are non-interest-bearing
deposits and 28% are time certificates.   As we deploy deposits into loans in
the communities we serve, we anticipate this transaction will contribute to earnings. We believe the acquisition will be accretive (net of the initial transaction expenses) within one year following full integration of the new branches into our system. This acquisition, which is the first we have completed since going public in 1998, brings solid potential to generate long-term earnings growth and also complements our efforts to enhance shareholder value through dividends and share repurchases.

The Company incurred approximately $70,000 ($46,000 net of income tax) in expenses related to this acquisition in the quarter ended September 30, 2004 and estimates that it will incur approximately $200,000 ($132,000 net of income tax) in additional acquisition related expenses during the December 31, 2004 quarter.


Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         CONSOLIDATED INCOME STATEMENT
        For the three months and years ended September 30, 2004 and 2003
                  (Dollars in thousands, except per share data)
                                  (Unaudited)


                                 Three Months Ended           Year Ended
                                     September 30,           September 30,
                                    2004       2003        2004         2003
                                 --------------------    --------------------
Interest and Dividend Income
Loans receivable                  $6,288       $6,226    $24,898      $25,391
Investments and mortgage-backed
 securities                          217          176        934          873
Dividends from investments           259          258      1,021        1,064
Interest bearing deposits in
 banks                                18           88        115          395
                                 --------------------    --------------------
  Total interest and dividend
   income                          6,782        6,748     26,968       27,723
Interest Expense
Deposits                             969        1,209      4,168        5,570
Federal Home Loan Bank advances      774          855      3,157        3,376
                                 --------------------    --------------------
  Total interest expense           1,743        2,064      7,325        8,946
                                 --------------------    --------------------
  Net interest income              5,039        4,684     19,643       18,777
Provision for Loan Losses             73          - -        167          347
                                 --------------------    --------------------
  Net interest income after
   provision for loan losses       4,966        4,684     19,476       18,430
Non-Interest Income
Service charges on deposits          518          487      1,927        2,009
Gain on sale of loans, net            57          264        642        1,451
Gain (loss) on sale of securities    - -          - -         (6)         135
BOLI net earnings                    124          130        462          530
Escrow fees                           35           62        140          267
Servicing income (expense) on
 loans sold                          (66)         (63)       (87)         183
ATM transaction fees                 174          136        636          723
Other                                125          199        465          709
                                 --------------------    --------------------
  Total non-interest income          967        1,215      4,179        6,007
Non-interest Expense
Salaries and employee benefits     2,233        2,191      8,794        8,301
Premises and equipment               526          486      1,879        1,799
Advertising                          170          180        729          730
Loss (gain) from real estate
 operations                           24           23         (3)         164
ATM expenses                          93           94        396          564
Other                                966          890      3,780        3,274
                                 --------------------    --------------------
  Total non-interest expense       4,012        3,864     15,575       14,832

Income before federal income
 taxes                             1,921        2,035      8,080        9,605
Federal Income Taxes                 588          595      2,492        2,966
                                 --------------------    --------------------
  Net Income                     $ 1,333      $ 1,440    $ 5,588      $ 6,639
                                 ====================    ====================
Earnings Per Common Share:
  Basic                          $  0.38      $  0.38    $  1.54      $  1.74
  Diluted                        $  0.36      $  0.36    $  1.46      $  1.66
Weighted average shares
 outstanding:
  Basic                        3,507,811    3,797,140  3,637,510    3,814,344
  Diluted                      3,668,134    4,014,391  3,827,997    4,004,201

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                            SUMMARY BALANCE SHEETS
                   September 30, 2004 and September 30, 2003
                            (Dollars in thousands)
                                 (unaudited)

                                                September 30,   September 30,
                                                        2004            2003
                                                  --------------------------
ASSETS
Cash and due from financial institutions          $  15,268        $   8,587
Interest bearing deposits in banks                    3,385           29,511
Fed funds sold                                        1,180              - -
Investments and mortgage-backed securities -
 held to maturity                                       174              279
Investments and mortgage-backed securities -
 available for sale                                  59,889           54,031
Federal Home Loan Bank stock                          5,682            5,454

Loans receivable                                    347,975          325,126
Loans held for sale                                     610            1,001
Less:  Allowance for loan losses                     (3,991)          (3,891)
                                                  --------------------------
   Total loans                                      344,594          322,236

Accrued interest receivable                           1,828            1,687
Premises and equipment                               13,913           13,429
Real estate owned and other repossessed items           421            1,258
Bank owned life insurance ("BOLI")                   11,028           10,566
Other assets                                          3,057            2,595
                                                  --------------------------
   TOTAL ASSETS                                   $ 460,419        $ 449,633
                                                  ==========================

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                          $ 319,570        $ 307,672
Federal Home Loan Bank advances                      65,421           61,605
Other liabilities and accrued expenses                2,611            2,745
                                                  --------------------------
   TOTAL LIABILITIES                                387,602          372,022
                                                  --------------------------

SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000
 shares authorized;
  September 30, 2004 - 3,882,070 shares issued
  and outstanding
  September 30, 2003 - 4,251,680 shares issued
  and outstanding                                        39               43
Additional paid in capital                           24,908           33,775
Unearned shares - Employee Stock Ownership Plan      (4,362)          (4,891)
Unearned shares   Management Recognition &
 Development Plan                                      (537)          (1,182)
Retained earnings                                    52,926           49,699
Accumulated other comprehensive income (loss)          (157)             167
                                                  --------------------------
   TOTAL SHAREHOLDERS' EQUITY                        72,817           77,611
                                                  --------------------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $ 460,419        $ 449,633
                                                  ==========================

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         KEY FINANCIAL RATIOS AND DATA
                 (Dollars in thousands, except per share data)


                                  Three Months Ended      Year Ended
                                     September 30,        September 30,
                                    2004       2003     2004       2003
                                  -------------------   ----------------
PERFORMANCE RATIOS:
Return on average assets (1)        1.19%      1.28%    1.24%      1.52%
Return on average equity (1)        7.40%      7.46%    7.52%      8.67%
Net interest margin (1)             4.92%      4.49%    4.77%      4.61%
Efficiency ratio                   66.79%     65.50%   65.38%     59.85%


                                   September 30,    September 30,
                                           2004             2003
                                   ------------     ------------
ASSET QUALITY RATIOS:
Non-performing loans                  $  1,442         $  3,895
REO & other repossessed assets             421            1,258
Total non-performing assets              1,863            5,153
Non-performing assets to total assets     0.40%            1.15%
Allowance for loan losses to
  non-performing loans                  276.77%           99.90%
Book Value Per Share (2)              $  18.76         $  18.25
Book Value Per Share (3)              $  20.28         $  19.77

---------------
(1)  Annualized
(2)  Calculation includes ESOP shares not committed to be released
(3)  Calculation excludes ESOP shares not committed to be released


                                  Three Months Ended        Year Ended
                                     September 30,         September 30,
                                    2004       2003       2004       2003
                                 --------------------   --------------------
AVERAGE BALANCE SHEET:
Average Total Loans              $ 342,150  $ 322,900   $ 338,752  $ 319,583
Average Total Interest Earning
 Assets                            409,504    416,886     411,858    407,456
Average Total Assets               447,160    448,746     449,703    437,809
Average Total Interest Bearing
 Deposits                          281,701    271,947     283,517    270,265
Average FHLB Advances               57,770     61,653      57,778     61,715
Average Shareholders' Equity        72,070     77,218      74,293     76,557

Comparison of Financial Condition at September 30, 2004 and September 30, 2003

Total Assets: Total assets increased $10.8 million to $460.4 million at September 30, 2004 from $449.6 million at September 30, 2003 primarily due to a $22.4 million increase in total loans, a $6.7 million increase in cash and due from financial institutions, a $5.8 million increase in investment securities and a $1.2 million increase in fed funds sold. Partially offsetting these increases was a $26.1 million decrease in interest bearing deposits in banks. The net asset growth was primarily funded by increased deposits and FHLB advances.

Investments and Overnight Funds: Investments, interest bearing deposits in banks, and fed funds sold decreased by $19.2 million to $64.6 million at September 30, 2004 from $83.8 million at September 30, 2003, as a portion of the Company's short-term deposits were used to fund loan growth and the Company's stock repurchase program.

Loans: Net loans receivable, including loans held-for-sale, increased by $22.4 million to $344.6 million at September 30, 2004 from $322.2 million at September 30, 2003. The increase in the portfolio was primarily a result of a $5.3 million increase in commercial real estate loans, a $4.8 million increase in consumer loans, a $4.5 million increase in one-to-four family mortgage loans, a $4.3 million increase in land loans, a $3.3 million increase in construction loans (net of undisbursed portion), and a $1.6 million increase in commercial business loans. These increases were partially offset by a $1.1 million decrease in multi-family loans.

Loan originations totaled $66.8 million and $200.4 million for the three and twelve months ended September 30, 2004, compared to $65.2 million and $255.5 million for the same periods a year earlier. The Bank sold $2.5 million and $35.7 million in fixed rate one-to-four family mortgage loans for the three and twelve months ended September 30, 2004, compared to $20.8 million and $108.8 million for the same periods a year earlier.

Deposits: Deposits increased by $11.9 million to $319.6 million at September 30, 2004 from $307.7 million at September 30, 2003, primarily due to a $19.6 million increase in N.O.W. checking accounts, an $8.0 million increase in non-interest bearing accounts, and a $2.2 million increase in money market accounts. These increases were partially offset by a $16.6 million decrease in the Bank's certificate of deposit accounts and a $1.4 million decrease in savings accounts. The Bank continues to focus on attracting transaction accounts rather than higher-rate time deposits. Transaction accounts represent a stronger core deposit relationship than other types of deposit accounts.

Shareholders' Equity: Total shareholders' equity decreased by $4.9 million to $72.8 million at September 30, 2004 from $77.6 million at September 30, 2003, primarily due to the repurchase of 482,016 shares of the Company's stock for $11.1 million and the payment of $2.3 million in dividends to shareholders. Partially offsetting these decreases to equity, were net income of $5.6 million and a $1.7 million increase to additional paid in capital from the exercise of stock options. Also affecting shareholders' equity were decreases of $645,000 and $529,000 in the equity components related to unearned shares issued to the Management Recognition and Development Plan and the Employee Stock Ownership Plans.

On February 27, 2004, the Company announced a plan to repurchase 360,670 shares of the Company's stock. This marked the Company's 12th stock repurchase plan. As of September 30, 2004, the Company has repurchased 214,086 of these shares at an average price of $22.83 per share. Cumulatively the Company has repurchased 3,192,687 (48.3%) of the 6,612,500 shares that were issued when the Company went public in January 1998 at an average price of $14.96 per share.



Comparison of Operating Results for the Three Months and Years Ended September 30, 2004 and 2003

Net Income: Net income for the quarter ended September 30, 2004 was $1.33 million, or $0.36 per diluted share ($0.38 per basic share) compared to $1.44 million, or $0.36 per diluted share ($0.38 per basic share) for the quarter ended September 30, 2003. Net income for the current quarter was $107,000 lower than the same period a year ago, but earnings per share remained level as a result of the lower number of weighted average shares outstanding due to share repurchases. The decrease in net income was primarily a result of decreased non-interest income and increased non-interest expenses, which were partially offset by increased net interest income. During the quarter, the Company also incurred expenses of $70,000 in connection with the acquisition of seven Venture Bank branches.

Net income for the year ended September 30, 2004 was $5.59 million, or $1.46 per diluted share ($1.54 per basic share) compared to $6.64 million, or $1.66 per diluted share ($1.74 per basic share) for the year ended September 30, 2003. The $0.20 per share decrease in earnings for the year ended September 30, 2004 was primarily a result of the $1.83 million ($1.21 million net of income tax - $0.32 per diluted share) decrease in non-interest income and the $743,000 ($490,000 net of income tax - $0.13 per diluted share) increase in non-interest expense. These items were partially offset by a $1.05 million ($690,000 net of income tax - $0.18 per diluted share) increase in net interest income after provision for loan losses and a lower number of weighted average shares outstanding which increased diluted earnings per share by approximately $0.07.

Net Interest Income: Net interest income increased $355,000 to $5.04 million for the quarter ended September 30, 2004 from $4.68 million for the quarter ended September 30, 2003, primarily due to a decrease in the Company's funding costs and increased yields on the Company's earning asset portfolio. Total interest expense decreased by $321,000 to $1.74 million for the quarter ended September 30, 2004 from $2.06 million for the quarter ended September 30, 2003 as the Company's total cost of funds decreased to 2.05% from 2.47%. The lower funding costs were due in part to a change in the composition of interest-bearing liabilities, as average certificate of deposit accounts and FHLB advances decreased while N.O.W. checking accounts, a lower cost source of funds, increased. Also contributing to the increased net interest income was increased interest income. Total interest income increased $34,000 to $6.78 million for the quarter ended September 30, 2004 from $6.75 million for the quarter ended September 30, 2003, primarily due to an increase in average yields on earning assets. The yield on earning assets was 6.63% for the quarter ended September 30, 2004 compared to 6.47% for the quarter ended September 30, 2003. The increased yield was due in part to a change in the composition of interest earnings assets, as average loans increased while lower yielding overnight investments decreased. As a result of these changes, the net interest margin increased to 4.92% for the quarter ended September 30, 2004 from 4.49% for the quarter ended September 30, 2003.

Net interest income increased $866,000 to $19.64 million for the year ended September 30, 2004 from $18.78 million for the year ended September 30, 2003,
primarily due to a decrease in the Company's funding costs.   Total interest
expense decreased by $1.62 million to $7.33 million for the year ended September 30, 2004 from $8.95 million for the year ended September 30, 2003 as
the Company's total cost of funds decreased to 2.14% from 2.69%.   Total
interest income decreased $755,000 to $26.97 million for the year ended September 30, 2004 from $27.72 million for the year ended September 30, 2003, primarily due to a reduction in average yields on earning assets. The yield on earning assets was 6.55% for the year ended September 30, 2004 compared to 6.80% for the year ended September 30, 2003. As a result of these changes, the net interest margin increased to 4.77% for the year ended September 30, 2004 from 4.61% for the year ended September 30, 2003.

Provision for Loan Losses: The provision for loan losses for the quarter ended September 30, 2004 was $73,000, while no provision was made for the
comparable quarter in 2003.   The provision for loan losses for the year ended
September 30, 2004 decreased by $180,000 to $167,000 from $347,000 for the year ended September 30, 2003. Management deemed the allowance for loan losses of $3.99 million at September 30, 2004 (1.15% of loans receivable and 276.8% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $3.89 million (1.20% of loans receivable and 99.9% of non-performing loans) at September 30, 2003.

The Company had a net charge-off of $9,000 for the current quarter compared to a net charge-off of $47,000 in the same quarter of 2003. For the year ended September 30, 2004 and 2003, net charge-offs were $67,000 and $86,000, respectively. The Company's net charge-offs to outstanding loans ratio was a minimal .02% for the year ended September 30, 2004 and during the last ten fiscal years has averaged less than .09% per year.


The Company's non-performing assets to total assets ratio decreased to 0.40% at September 30, 2004 from 0.59% at June 30, 2004 and 1.15% at September 30, 2003. The non-performing loan total of $1.44 million at September 30, 2004 consisted of $640,000 in commercial real estate loans, $430,000 in one-to-four family loans, $322,000 in land loans, $27,000 in commercial business loans, and $23,000 in consumer loans.

Non-interest Income: Total non-interest income decreased $248,000 to $967,000 for the quarter ended September 30, 2004 from $1.22 million for the quarter ended September 30, 2003, primarily due to a $210,000 decrease in income from loan sales (gain on sale of loans and servicing income on loans sold), and a $36,000 decrease in loan related fees. Income from loan sales decreased as mortgage banking activity slowed. The Bank sold $2.5 million in fixed rate one-to-four family mortgages during the quarter ended September 30, 2004 compared to $20.8 million for the same period a year ago.

Total non-interest income decreased $1.83 million to $4.18 million for the year ended September 30, 2004 from $6.01 million for the year ended September 30, 2003, primarily due to a $1.08 million decrease in income from loan sales (gain on sale of loans and servicing income on loans sold), a $141,000 decrease in gain on sale of securities, a $127,000 decrease in escrow fees, a $104,000 decrease in loan application fees, an $87,000 decrease in ATM transaction fees, an $82,000 decrease in services charges on deposits, and a
$68,000 decrease in BOLI income.   Income from loan sales decreased as
mortgage banking activity slowed. The Bank sold $35.7 million in fixed rate one-to-four mortgages during the year ended September 30, 2004 compared to $108.8 million for the same period a year ago.

Non-interest Expense: Total non-interest expense increased by $148,000 to $4.01 million for the quarter ended September 30, 2004 from $3.86 million for the quarter ended September 30, 2003. The increase is primarily a result of $70,000 in expenses related to the acquisition of Venture Bank branches, a $42,000 increase in salaries and employee benefits, and a $40,000 increase in premises and equipment expenses.

Total non-interest expense increased by $743,000 to $15.58 million for the year ended September 30, 2004 from $14.83 million for the year ended September 30, 2003. The increase is primarily a result of a $493,000 increase in employee expenses, a $91,000 increase in audit and Sarbanes-Oxley related expenses, an $80,000 increase in premises and equipment expenses, and $70,000
in expenses related to the Bank's acquisition of Venture Bank branches.   The
increased employee expenses are primarily due to a larger employee base, annual salary adjustments, and increased medical insurance costs.

                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                           LOANS RECEIVABLE BREAKDOWN
                             (Dollars in thousands)



The following table sets forth the composition of the Company's loan portfolio by type of loan.


                                   At September 30,       At September 30,
                                         2004                   2003
                                  Amount     Percent     Amount     Percent
                                 --------------------   --------------------
Mortgage Loans:
 One-to-four family (1)          $ 99,835     25.25%    $ 95,371     26.21%
 Multi family                      17,160      4.34       18,241      5.01
 Commercial                       108,276     27.39      102,972     28.30
 Construction and
  land development                106,241     26.88       94,117     25.87
 Land                              19,895      5.03       15,628      4.30
                                 --------    ------     --------    ------
   Total mortgage loans           351,407     88.89      326,329     89.69
Consumer Loans:
 Home equity and second mortgage   23,549      5.96       19,233      5.29
 Other                              9,270      2.34        8,799      2.42
                                 --------    ------     --------    ------
                                   32,819      8.30       28,032      7.71

Commercial business loans          11,098      2.81        9,475      2.60
                                 --------    ------     --------    ------
     Total loans                  395,324    100.00%     363,836    100.00%

Less:
 Undisbursed portion of loans
  in process                      (43,563)               (34,785)
 Unearned income                   (3,176)                (2,924)
 Allowance for loan losses         (3,991)                (3,891)
                                 --------               --------
Total loans receivable, net      $344,594               $322,236
                                 ========               ========

-----------------
(1)   Includes loans held-for-sale.

                   TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                               DEPOSIT BREAKDOWN
                            (Dollars in thousands)



The following table sets forth the balances of deposits in the various types of accounts offered by the Bank.


                               September 30, 2004      September 30, 2003
                               ------------------      ------------------

Non-interest bearing                  $ 37,150              $  29,133
N.O.W checking                          77,242                 57,614
Savings                                 48,200                 49,572
Money market accounts                   41,652                 39,444
Certificates of deposit under
 $100,000                               93,750                109,720
Certificates of deposit $100,000
 and over                               21,576                 22,189
                                      --------               --------

              Total deposits          $319,570               $307,672
                                      ========               ========



Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Panorama City, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.

CONTACT:
Timberland Bancorp, Inc.
Michael Sand, President or Dean Brydon, CFO 360/533-4747

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